Exhibit 10.4

MASTER TERMS AND CONDITIONS FOR SUBCONTRACT ARRANGEMENT

This Master Terms and Conditions for Subcontract Arrangement (“Master Terms and Conditions”) is made by and between OPS INTERIOR DESIGN CONSULTANT LIMITED hereinafter referred to as “Contractor” and________________________, hereinafter referred to as “Subcontractor”.

1.	Incorporation by reference of contract documents

1.1.	This Master Terms and Conditions is a written understanding between Contractor and Subcontractor containing contract clauses applying to quotations, contracts or agreements to be signed between the two parties in the future (hereafter "Quotations") for design and fit out work Contractor might engage Subcontractor to perform. This Master Terms and Conditions contemplates separate future Quotations that will incorporate by reference and attach the requirements, applicable clauses and documents agreed to herein and incorporated by reference.

2.	Time of performance

2.1.	Subject to the terms and conditions of the Quotations, Subcontractor will perform the work within the agreed schedule.

2.2.	If Subcontractor fails to perform any phase of its work in accordance with the agreed schedule, sequence or completion requirements, subcontractor shall, at its expense, upon notice from Contractor, schedule such overtime work and make such increases in its working forces as Contractor may require in order for Subcontractor to promptly cure its failure to comply with the overall schedule. If the progress of work or any component thereof is delayed, obstructed, hindered or interfered with by any fault, neglect, or failure to its or any of its officers, agents, employees, sub-subcontractors or material suppliers so as to cause any additional cost, expense, liability or damage to contractor, Subcontractor agrees to compensate Contractor and indemnify against all such costs, expenses, liabilities or damages, including administrative costs and legal fees.

3.	Responsibilities of the subcontractor

3.1.	Subcontractor agrees to provide the services required by or reasonably inferable from the Quotations on a non-exclusive basis from time to time subject to and upon the terms and conditions of the Quotations. Subcontractor may be required by Contractor, without invalidating this Master Terms and Conditions or the applicable Quotation, to make changes to the work within the general scope of the Quotations.

4.	Permits; licenses; compliance with Laws and Patents

4.1.	Subcontractor shall secure, pay for and keep in effect all licenses, permits, notices and inspection certificates necessary for the proper execution and completion of its work and shall deliver copies of all respective licenses, permits, notices and inspection certificates to Contractor as required.

4.2.	Subcontractor shall comply with respective laws, ordinances, codes, rules and regulations.

5.	Payment

5.1.	The payment of its contract sum shall be made to Subcontractor in the manner agreed in the Quotations.

5.2.	The contract sum shall only be adjusted accordingly by a written agreement with Contractor.

6.	Disclaimer

6.1.	Contractor shall not be responsible for any acts, mistakes or omission committed by Subcontractor and/or its respective employees or agents or other personnel.

6.2.	Subcontractor shall indemnify and keep indemnified Contractor in full against all liabilities, losses, damages, costs and expenses awarded against or incurred or paid by Contractor as a result of or in connection with any breach by Subcontractor or any secondary subcontractors of duties, obligations or warranties under or reasonably inferable from the Quotations.

7.	Correction of work

7.1.	Any defects of its work which appear within a period of six (6) months from the completion date of the work performed and which are caused solely by faulty materials or workmanship shall be made good by Subcontractor. Subcontractor will not be responsible for any defects or faults caused by end users’ improper use, omission or negligence.

Contractor:	Subcontractor

OPS Interior Design Consultant Limited

Name:	Name:

Title:	Title:

Date:	Date: